Exhibit 99.1

Contacts:	Lorne E. Phillips, CFO
Pioneer Drilling Company
210-828-7689
Lisa Elliott / lelliott@drg-e.com
Anne Pearson / apearson@drg-e.com
DRG&E / 713-529-6600

FOR IMMEDIATE RELEASE

Pioneer Drilling Reports First Quarter 2009 Results

SAN ANTONIO, Texas, May 7, 2009 – Pioneer Drilling Company, Inc. (NYSE Amex US: PDC) today reported financial and operating results for the three months ended March 31, 2009.

Financial Results

Net income for the first quarter was $618,000, or $0.01 per diluted share, compared with adjusted net income of $18.7 million, or $0.37 per diluted share for the three months ended December 31, 2008 (“the prior quarter”) adjusted to exclude the impact of impairment charges(1). At December 31, 2008, we recognized a $118.6 million goodwill impairment charge and a $52.8 million intangible asset impairment charge associated with the acquisitions that make up our Production Services Division. Net income for the three months ended March 31, 2008 (“the year-earlier quarter”) was $11.8 million, or $0.24 per diluted share. The first quarter of 2008 included only one month of operating results from our Production Services Division, which was formed on March 1, 2008.

Revenues for the first quarter were $100.8 million, compared with $170.7 million for the prior quarter and $113.4 million for the year-earlier quarter. EBITDA(2) for the first quarter was $27.8 million, compared to $60.4 million for the prior quarter and $36.2 million for the year-earlier quarter.

Operating Results

“During the first quarter, the utilization rate for our drilling rigs averaged 52%, down from 87% in the fourth quarter of 2008, with a significant portion of those rigs operating under longer-term drilling contracts that were established when rig demand and day rates were at higher levels,” said Wm. Stacy Locke, President and CEO of Pioneer Drilling. “As those contracts have progressively expired and demand has continued to be negatively impacted by the dramatic decline in commodity prices, the number of idle rigs has increased.

“Currently, out of 70 rigs in the U.S. and Colombia, we have 27 rigs operating, 7 of which are idle but earning revenue under the remaining terms of their contracts,” added Mr. Locke. “We will soon add to our fleet a newly built, 1500 horsepower AC electric drilling rig. We are very excited about this advanced, next-generation rig that will begin operating in May 2009 in North Dakota under a three-year contract. In Colombia, we are maintaining relatively high utilization with four of our five international drilling rigs generating revenues.”

Revenues for the Drilling Services Division were $71.4 million for the first quarter, a 42% decline from the prior quarter. The Drilling Services margin(3) declined 47% to $27.2 million. With the lower utilization rate in the first quarter, the number of revenue days dropped 2,230, or 40%, and the Drilling Services margin(3) per day decreased $1,070, or 11%, to $8,257 in the first quarter.

Revenues for the Production Services Division declined 38% to $29.5 million for the first quarter, compared to $47.4 million in the prior quarter. Production Services margin(3) decreased 49% to $10.8 million, compared to $21.2 million in the prior quarter. Margin as a percentage of revenue also decreased to 36% as compared to 45% in the prior quarter. Currently, 58 of Pioneer’s 74 workover rigs have crews assigned and are operating or being actively marketed, while the remaining 16 workover rigs are idle with no crews assigned.

“It seems clear that the current downturn is the worst this industry has faced in decades, and while we do not know when conditions will improve, we have begun to see signs that utilization rate declines are slowing and that we may be approaching a bottom. Accordingly, in this challenging environment, we are continuing to reduce costs, although certain costs are fixed and can’t be reduced at the same pace as revenue,” Locke said. “Selling, general and administrative expense declined 17% to $10.0 million for the first quarter, compared to $12.1 million for the prior quarter as a result of cost cutting measures. Additionally, we are monitoring our capital expenditures closely and focusing on routine expenditures necessary to keep our equipment in safe and efficient working order and limiting our discretionary expenditures for new equipment and upgrades.

“Our working capital was $67.3 million at March 31, up from $64.4 million at December 31, and our cash and cash equivalents were $30.0 million at the end of the first quarter, up $3.2 million from the prior quarter. The increase in cash and cash equivalents was due to cash provided by operations of $43.9 million, offset by $24.8 million of property and equipment expenditures and $16.1 million of debt payments. We have $132.1 million of borrowing availability on our senior secured revolving credit facility, with $257.5 million due at maturity in February 2013,” he said.

Conference Call

Pioneer’s management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time), to discuss these results. To participate in the call, dial 303-205-0033 at least 10 minutes early and ask for the Pioneer Drilling conference call. A replay will be available approximately two hours after the call ends and will be accessible until May 14. To access the replay, dial (303) 590-3000 and enter the pass code 11130309#.

The conference call will also be available on the Internet at Pioneer’s Web site at www.pioneerdrlg.com. To listen to the live call, visit Pioneer’s Web site at least 10 minutes early to register and download any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or e-mail dmw@drg-e.com.

About Pioneer

Pioneer Drilling Company provides contract land drilling services to independent and major oil and gas operators in Texas, Louisiana, Oklahoma, Kansas, the Rocky Mountain region and internationally in Colombia through its Pioneer Drilling Services Division. The Company also provides workover rig, wireline and fishing and rental services to producers in the U.S. Gulf Coast, Mid-Continent and Rocky Mountain regions through its Pioneer Production Services Division. Its fleet consists of 71 land drilling rigs that drill at depths of 6,000 and 18,000 feet, 74 workover rigs (sixty-nine 550 horsepower rigs, four 600 horsepower rigs and one 400 horsepower rig), 61 wireline units, and fishing and rental tools.

Cautionary Statement Regarding Forward-Looking Statements, Non-GAAP Financial Measures and Reconciliations

Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in this news release as a result of a variety of factors, including general economic and business conditions and industry trends, risks associated with the current global economic crisis and its impact on capital markets and liquidity, the continued strength or weakness of the oil and gas production industry in the geographic areas in which we operate including the price of oil and natural gas in general, and the recent precipitous decline in prices in particular, and the impact of commodity prices and other factors upon future decisions about onshore exploration and development projects to be made by oil and gas companies and their ability to obtain necessary financing, the highly competitive nature of our business, difficulty in integrating the services of acquired companies, including the production services businesses of WEDGE, Competition, Paltec and Pettus in an efficient and effective manner, the availability, terms and deployment of capital, the availability of qualified personnel, changes in, or our failure or inability to comply with, government regulations, including those relating to the environment, the economic and business conditions of our international operations, challenges in achieving strategic objectives, and the risk that our markets do not evolve as anticipated. We have discussed many of these factors in more detail in our annual report on Form 10-K for the year ended December 31, 2008. These factors are not necessarily all the important factors that could affect us. Unpredictable or unknown factors we have not discussed in this news release, or in our annual report on Form 10-K could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as the date on which they are made and we undertake no duty to update or revise any forward-looking statements. We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.

(1)	Net income adjusted to exclude the impact of impairment charges represents net loss as reported less the goodwill impairment charge, intangible asset impairment charge and the tax benefit recognized from the impairments. We believe that net income adjusted to exclude the impact of impairment charges is a useful measure for evaluating financial performance, although it is not a measure of financial performance under GAAP. A reconciliation of net income adjusted to exclude the impact of impairment charges to net loss as reported is included in the tables to this news release. Net income adjusted to exclude the impact of impairment charges as presented may not be comparable to other similarly titled measures reported by other companies.

(2)	We define EBITDA as earnings (loss) before interest income (expense), taxes, depreciation, amortization and impairments. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. A reconciliation of net (loss) earnings to EBITDA is included in the tables to this press release. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.
(3)	Drilling Services margin represents contract drilling revenues less contract drilling operating costs. Production Services margin represents production services revenues less production services operating costs. We believe that Drilling Services margin and Production Services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under GAAP. However, Drilling Services margin and Production Services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer management. A reconciliation of Drilling Services margin and Production Services margin to net (loss) earnings is included in the tables to this press release. Drilling Services margin and Production Services margin as presented may not be comparable to other similarly titled measures reported by other companies.

- Financial Statements and Information Follow -

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended
	March 31,		December 31,
	2009	2008	2008
Revenues:
Drilling services	$71,366	$100,041	$123,303
Production services	29,474	13,356	47,392

Total revenue	$100,840	$113,397	$170,695

Costs and expenses:
Drilling services	44,128	63,497	71,731
Production services	18,716	6,929	26,226
Depreciation and amortization	25,446	17,119	26,221
Selling, general and administrative	10,027	7,722	12,123
Bad debt (recovery) expense	(334)	135	639
Impairment of goodwill	—	—	118,646
Impairment of intangible assets	—	—	52,847

Total operating costs and expenses	97,983	95,402	308,433

Income (loss) from operations	2,857	17,995	(137,738)

Other (expense) income:
Interest expense	(1,988)	(1,574)	(3,460)
Interest income	84	585	261
Other	(515)	1,092	471

Total other (expense) income	(2,419)	103	(2,728)

Income (loss) before income taxes	438	18,098	(140,466)
Income tax benefit (expense)	180	(6,250)	22,562

Net earnings (loss)	$618	$11,848	$(117,904)

(Loss) earnings per common share:
Basic	$0.01	$0.24	$(2.37)

Diluted	$0.01	$0.24	$(2.37)

Weighted average number of shares outstanding:
Basic	49,824	49,759	49,818
Diluted	49,929	50,291	49,818

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2009	December 31, 2008
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$30,014	$26,821
Receivables, net	62,099	87,161
Unbilled receivables	11,302	12,262
Deferred income taxes	5,417	6,270
Inventory	4,672	3,874
Prepaid expenses and other current assets	5,233	8,902

Total current assets	118,737	145,290

Net property and equipment	630,424	627,562
Intangible assets, net of amortization	28,736	29,913
Other long-term assets	17,990	21,714

Total assets	$795,887	$824,479

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$16,557	$21,830
Current portion of long-term debt	2,156	17,298
Prepaid drilling contracts	—	1,171
Accrued expenses	32,772	40,619

Total current liabilities	51,485	80,918
Long-term debt, less current portion	261,152	262,115
Other long-term liabilities	6,310	6,413
Deferred taxes	62,291	60,915

Total liabilities	381,238	410,361
Total shareholders’ equity	414,649	414,118

Total liabilities and shareholders’ equity	$795,887	$824,479

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three months ended
	March 31,		December 31,
	2009	2008	2008
Cash flows from operating activities:
Net earnings (loss)	$618	$11,848	$(117,904)
Adjustments to reconcile net earnings (loss) to net cash			—
provided by operating activities:			—
Depreciation and amortization	25,446	17,119	26,221
Allowance for doubtful accounts	66	135	1,322
Loss (gain) on dispositions of property and equipment	149	(23)	(293)
Stock-based compensation expense	1,769	951	1,673
Impairment of goodwill and intangible assets	—	—	171,493
Deferred income taxes	3,336	554	(13,010)
Change in other assets	761	74	(90)
Change in non-current liabilities	(815)	(88)	(292)
Changes in current assets and liabilities	12,593	9,415	(8,485)

Net cash provided by operating activities	43,923	39,985	60,635

Cash flows from investing activities:
Acquisition of WEDGE, net of cash acquired	—	(313,610)	(15)
Acquisition of Competition Wireline, net of cash acquired	—	(26,101)	(2)
Acquisition of other production services businesses			(2,781)
Purchases of property and equipment	(24,830)	(32,938)	(47,660)
Purchase of auction rate securities, net	—	(16,475)	575
Proceeds from sale of property and equipment	169	933	1,296
Proceeds from insurance recoveries	36	—	788

Net cash used in investing activities	(24,625)	(388,191)	(47,799)

Cash flows from financing activities:
Payments of debt	(16,105)	(22,001)	(43,363)
Proceeds from issuance of debt	—	311,500	39,900
Debt issuance costs	—	(3,281)	—
Proceeds from exercise of options	—	653	112
Excess tax benefit of stock option exercises	—	250	(6)

Net cash (used in) provided by financing activities	(16,105)	287,121	(3,357)

Net increase (decrease) in cash and cash equivalents	3,193	(61,085)	9,479
Beginning cash and cash equivalents	26,821	76,703	17,342

Ending cash and cash equivalents	$30,014	$15,618	$26,821

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Operating Statistics

(in thousands, except number of rigs, utilization rate and per day information)

(unaudited)

	Three months ended
	March 31,		December 31,
	2009	2008	2008
Drilling Services Division:
Revenues	$71,366	$100,041	$123,303
Operating costs	44,128	63,497	71,731

Drilling services margin (1)	$27,238	$36,544	$51,572

Average number of drilling rigs	70.0	67.0	68.7
Utilization rate	52%	84%	87%
Revenue days	3,299	5,036	5,529

Average revenues per day	$21,633	$19,865	$22,301
Average operating costs per day	13,376	12,609	12,974

Drilling services margin per day (2)	$8,257	$7,256	$9,327

Production Services Division:
Revenues	$29,474	$13,356	$47,392
Operating costs	18,716	6,929	26,226

Production services margin (1)	$10,758	$6,427	$21,166

Combined:
Revenues	$100,840	$113,397	$170,695
Operating Costs	62,844	70,426	97,957

Combined margin	$37,996	$42,971	$72,738

EBITDA (3)	$27,788	$36,206	$60,447

(1)	Drilling services margin represents contract drilling revenues less contract drilling operating costs. Production services margin represents production services revenue less production services operating costs. Pioneer believes that Drilling services margin and Production services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under generally accepted accounting principles. However, Drilling services margin and Production services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. A reconciliation of Drilling services margin and Production services margin to net (loss) earnings is included in the table below. Drilling services margin and production services margin as presented may not be comparable to other similarly titled measures reported by other companies.
(2)	Drilling services margin per revenue day represents the Drilling Services Division’s average revenue per revenue day less average operating costs per revenue day.
(3)	We define EBITDA as earnings (loss) before interest income (expense), taxes, depreciation, amortization and impairments. Although not prescribed under GAAP, we believe the presentation of EBITDA is relevant and useful because it helps our investors understand our operating performance and makes it easier to compare our results with those of other companies that have different financing, capital or tax structures. EBITDA should not be considered in isolation from or as a substitute for net (loss) earnings as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. A reconciliation of net (loss) earnings to EBITDA is included in the table below. EBITDA, as we calculate it, may not be comparable to EBITDA measures reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Reconciliation of Combined Drilling Services Margin and Production

Services Margin and EBITDA to Net (Loss) Earnings

(in thousands)

	Three months ended
	March 31,		December 31,
	2009	2008	2008
Combined margin	$37,996	$42,971	$72,738

Selling, general and administrative	(10,027)	(7,722)	(12,123)
Bad debt recovery (expense)	334	(135)	(639)
Other (expense) income	(515)	1,092	471

EBITDA	27,788	36,206	60,447

Depreciation and amortization	(25,446)	(17,119)	(26,221)
Impairment of goodwill	—	—	(118,646)
Impairment of intangible assets	—	—	(52,847)
Interest expense, net	(1,904)	(989)	(3,199)
Income tax benefit (expense)	180	(6,250)	22,562

Net earnings (loss)	$618	$11,848	$(117,904)

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Reconciliation of Net Loss as Reported to Net Earnings Adjusted to Exclude Impairment Charge Impact

and Diluted EPS Adjusted to Exclude Impairment Charge Impact

(in thousands, except per share data)

Three months ended December 31, 2008

Net loss as reported	$(117,904)

Impairment of goodwill	118,646
Impairment of intangible assets	52,847
Tax benefit recognized from impairment	(34,886)

Net earnings adjusted to exclude impairment charge impact	$18,703

Basic weighted average number of shares outstanding, as reported	49,818

Effect of dilutive securities	255

Diluted weighted average number of shares outstanding adjusted for impairment charge impact	50,073

Diluted EPS adjusted to exclude impairment charge impact	$0.37

Diluted EPS as reported (4)	$(2.37)

(4)	Net income adjusted to exclude the impact of impairment charges represents net loss as reported less the goodwill impairment charge, intangible asset impairment charge and the tax benefit recognized from the impairments. We believe that net income adjusted to exclude the impact of impairment charges is a useful measure for evaluating financial performance, although it is not a measure of financial performance under GAAP. A reconciliation of net income adjusted to exclude the impact of impairment charges to net loss as reported is included in the table above. Net income adjusted to exclude the impact of impairment charges as presented may not be comparable to other similarly titled measures reported by other companies.
(5)	The effect of dilutive securities is not reflected in diluted EPS as reported because the effect of their inclusion would be antidilutive, or would decrease the reported loss per share. Therefore, basic EPS as reported is the same as diluted EPS as reported.

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Capital Expenditures

(in thousands)

				Budget
	Three months ended			Year Ending
	March 31,		December	December 31,
	2009	2008	2008	2009
Capital expenditures:

Drilling Services Division:
Routine rigs	$3,896	$4,007	$5,209	$13,100
Discretionary	6,063	19,014	13,105	32,100
Tubulars	868	1,047	44	5,000
New-builds and acquisitions	—	746	16,916	—

Total Drilling Services Division capital expenditures	10,827	24,814	35,274	50,200

Production Services Division:
Routine	1,713	108	1,337	5,800
Discretionary	81	—	146	2,200
New-builds and acquisitions	4,479	3,031	10,563	7,000

Total Production Services Division capital expenditures	6,273	3,139	12,046	15,000

Actual and budgeted capital expenditures	17,100	27,953	47,320	65,200

Budgeted capital expenditures approved in 2008 that will be incurred in 2009	9,638	—	—	19,310

	$26,738	$27,953	$47,320	$84,510

PIONEER DRILLING COMPANY AND SUBSIDIARIES

Drilling Rig, Workover Rig and Wireline Unit Information

	Rig Type
	Mechanical	Electric	Total Rigs
Drilling Services Division:

Drilling rig horsepower ratings:
550 to 700 HP	6	—	6
750 to 900 HP	14	2	16
1000 HP	18	12	30
1200 to 1500 HP	3	15	18

Total	41	29	70

Drilling rig depth ratings:
Less than 10,000 feet	8	2	10
10,000 to 13,900 feet	30	7	37
14,000 to 18,000 feet	3	20	23

Total	41	29	70

Production Services Division:

Workover rig horsepower ratings:
400 HP			1
550 HP			69
600 HP			4

Total			74

Wireline units			61

Fishing & Rental Tools Inventory			$15 Million

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